Exhibit 16.1

April 16, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated April 16, 2002 of Russ Berrie and Company, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein ..

Very truly yours,

/s/  Arthur Andersen LLP

cc:  Mr. John D. Wille -Vice President — Russ Berrie and Company, Inc. Chief Financial Officer